Exhibit 4.1

                          CERTIFICATE OF DESIGNATIONS,
               PREFERENCES AND RIGHTS OF SERIES AA PREFERRED STOCK

                                       OF

                              110 MEDIA GROUP, INC.

                           (Pursuant to Section 151(g)
                    of the Delaware General Corporation Law)


                  It is hereby certified that:

                  1. That name of the corporation is 110 MEDIA GROUP, INC. (hereinafter called the "Corporation").

                  2. That, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, as amended to date, of the said Corporation and pursuant to the provisions of Section 151(a) of the Delaware General Corporation Law, the Board of Directors (the "Board") on November 30, 2004 duly adopted, by all necessary action on the part of the Corporation, the following resolution creating a series of Four Hundred Fifty Thousand (450,000) shares of Preferred Stock designated as Series AA Preferred Stock;

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, as amended to date, the Board hereby creates a series of Preferred Stock, par value $.001 per share, of the Corporation and hereby states the designation and number of shares and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

                               Series AA Preferred

                  1. Designation; Rank. This series of Preferred Stock shall be designated the "Series AA Convertible Preferred Stock" with a par value of $.001 per share (the "Series AA Preferred"). The Series AA Preferred shall rank, with respect to dividend rights and rights on redemption, liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and to each other class of capital stock or series of preferred stock issued by the Corporation or established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on parity with, the Series AA Preferred as to dividend rights and rights on redemption, liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"), and (ii) junior to each other class of capital stock or series of preferred stock issued by the Corporation or

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established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series AA Preferred as to dividend rights and rights on redemption, liquidation, winding-up and dissolution (collectively, the "Senior Securities").

                  2.  Authorized   Number.   The  authorized  number  of  shares
constituting the Series AA Preferred shall be 450,000 shares.

                  3. Dividends. (a) The holders of Series AA Preferred shall be entitled to receive, when and as declared by the Board out of funds legally available therefor, cumulative dividends as provided in this Subsection 3.

                  (b) Dividends shall accrue on shares of the Series AA Preferred at an annual rate of 7% of the Stated Value per share of Series AA Preferred, and will be payable if, as and when declared by the Board. Dividends shall accrue from and including the date of issuance of the Series AA Preferred and shall be cumulative (whether or not earned or declared). Except as otherwise provided in paragraph (c) below, all dividends shall be payable in cash out funds legally available therefor.

Dividends shall be payable in arrears quarterly on the last Business Day of March, June, September and December of each year (each of such dates being a "Dividend Payment Date" and each such period being a "Dividend Period") commencing on December 31, 2004. The Board may fix a record date for the determination of holders of shares of Series AA Preferred entitled to receive payment of any dividend or any distribution declared thereon, which record date shall not be more than 60 days prior to the respective Dividend Payment Date. Dividends shall accrue (whether earned or declared) on an annual basis, whether in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends. The amount of dividends to be accrued for any Dividend Period or for any period shorter than a full Dividend Period on the Series AA Preferred shall be computed on the basis of a 360-day year and the actual number of days in such period.

                  (c) (i) Not less than 15 days prior to any Dividend Payment Date, the Corporation shall notify the holders of shares of Series AA Preferred entitled to receive such dividend of the impending payment indicating whether or not the Corporation will exercise its rights under Section 3(c)(iii).

                           (ii) In lieu of any dividend payable in cash, each holder of the outstanding shares of Series AA Preferred entitled to receive such payment shall have the option to require the Corporation upon written notice delivered to the Corporation not less than five days prior to the Dividend Payment Date, to effect payment of such dividend to such holder in additional fully paid and non-assessable shares of Common Stock as provided herein.

                           (iii) In lieu of any dividend payable in cash, the Corporation may elect to make such payment to the holders in additional fully paid non-assessable shares of Common Stock, provided, the shares of Common Stock issued are (A) registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), or (B) the


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

         Corporation receives an opinion of its counsel that such shares may be sold if the holders may rely upon Rule 144.

                           (iv) The number of shares of Common Stock to be issued to any such holder in payment of such dividend shall be calculated by dividing the aggregate amount of the dividend payable to such holder by the then effective Conversion Price. No fractional shares of Common Stock shall be issued in payment of such dividends. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall issue one additional whole share. The Corporation shall take all action necessary including, without limitation, amending the Amended and Restated Certificate of Incorporation to ensure that the Corporation has sufficient authorized but unissued shares of Common stock to pay such dividend. All Common Stock that is issued by way of such dividends shall have all the rights and privileges of the Common Stock as originally issued.

                  (d) No dividends may be declared or paid or funds set apart for the payment of dividends on any Junior Securities, and no Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set aside for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any shares of Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Series AA Preferred.

                  4. Liquidation. (a) Upon the dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary) the holders of Series AA Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on any Junior Securities, an amount equal to the Series AA Liquidation Value with respect to each outstanding share of Series AA Preferred. Thereafter, all remaining assets available for distribution shall be distributed to the holders of the Series AA Preferred, and the holders of Common Stock pro rata based on the number of shares of Common Stock owned by each, assuming conversion of all shares of Series AA Preferred in accordance with its terms immediately prior to the dissolution, liquidation or winding-up.

                  (b) A transaction or a series of related transactions resulting in or constituting a Change in Control shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes of this Subsection 4 only upon written notice to this effect delivered to the Corporation by holders of a majority of the Series AA Preferred notifying the Corporation that they elect to have such transaction treated in such a manner. Any such election shall be effective as to all shares of Series AA Preferred.

                  5. Voting Rights. (a) Except as otherwise expressly provided in Section 5(b) or as required by law, each share of Series AA Preferred shall not have any voting rights.

                  (b) So long as any Series AA Preferred Stock is outstanding, the Corporation must obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series AA Preferred voting together as a single class to:


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

                           (i) take any action (including without limitation any repeal, amendment or modification to the Corporation's Amended and Restated Certificate of Incorporation or By-laws) if such action would affect adversely any rights, privileges or preferences of the Series AA Preferred;

                           (ii) authorize, create or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any new class or series of shares of capital stock on parity with or having a preference or priority over the Series AA Preferred as to voting, dividend, redemption, or liquidation rights.

                  6.  Redemption.  (a)  Subject  to the  last  sentence  of this
Section 6(a) and to the Series AA Preferred holders' right of conversion set forth in Section 7, the Corporation shall have the right upon 30 days prior written notice, to redeem all or any portion thereof, pro rata, or by lot of the shares of Series AA Preferred, at an amount per share, payable in cash, for 125% of the Stated Value (plus, in each instance, all accrued and unpaid dividends).

                  (b) Notice by the Corporation to redeem shares of Series AA Preferred pursuant to Section 6(a) shall be given by certified mail, return receipt requested, postage prepaid, mailed to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such notice shall state: (1) the exchange or redemption date, (2) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (3) that dividends on the shares to be redeemed will cease to accrue on such redemption date, except as otherwise provided herein. From and after the redemption date, (1) except as otherwise provided herein, dividends on the shares of Series AA Preferred so called for redemption shall cease to accrue,
(2) said shares shall no longer be deemed to be outstanding, and (3) all rights of the holders thereof as holders of the Series AA Preferred shall cease (except the right to receive from the Corporation the redemption price without interest thereon, upon surrender and endorsement of their certificates). Upon surrender in accordance with notice given pursuant to Section 6(b) of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

                  (c) Subject to the last sentence of this Section 6(c), upon notice from a holder of outstanding shares of Series AA Preferred, such holders shall have the right to require the Corporation, to the extent the Corporation shall have sufficient funds available therefor as reasonably determined by the Board, to redeem any and all outstanding shares of Series AA Preferred held by such holder, in whole or in part, for 125% of the Stated Value, payable in cash (plus all accrued and unpaid dividends).

                  Notwithstanding the foregoing, the holders of Series AA Preferred shall have the right to require redemption of the shares of Series AA Preferred pursuant to this Section 6(c) only if one year has elapsed following the date the holders of 51% or more of the outstanding shares of Series AA


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

Preferred  demanded   registration  of  such  shares  under  the  Act  and  such registration has not been declared effective by the Securities and Exchange Commission (the "Commission").

                  The Corporation shall redeem all outstanding shares of Series AA Preferred as to which the Corporation has received notice, 30 days after receipt thereof (the "Mandatory Redemption Date"). If the Corporation does not have sufficient available funds for redemption pursuant to this Section 6(c), as reasonably determined by the Board, to redeem all outstanding shares of Series AA Preferred Stock as to which it has received notice, the Corporation shall redeem such number of shares as determined by the Board. Periodically, and at least at each monthly anniversary date of the initial redemption date of the Series AA Preferred the Corporation shall redeem such additional number of shares of Series AA Preferred, as determined by the Board at such time, until all shares of Series AA Preferred as to which it has received notice are redeemed. During the period beginning on the date the Corporation receives a written request for redemption pursuant to this Section 6(c) and until all shares of Series AA Preferred as to which it has received notice have been redeemed, the Corporation shall not, without the written consent of holders of a majority of the outstanding shares of Series AA Preferred Stock giving such notice, (i) make any capital expenditures in excess of the amount approved by the Board in the Corporation's annual budget or (ii) acquire any entity or any assets of any business in any transaction or series of related transactions if the aggregate acquisition price is greater than $200,000.

                  7. Conversion. (a) Each share of Series AA Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series AA Issue Date into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value (plus all accrued and unpaid dividends) by the then effective Conversion Price.

                  (b) No fractional shares of Common Stock shall be issued upon conversion of the Series AA Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall issue one additional share of Common Stock.

                  (c) Before any holder of Series AA Preferred shall be entitled to convert the same into full shares of Common Stock under Section 7(a), such holder must surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AA Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Corporation will not be obligated to issue certificates for shares of Common Stock unless and until certificates evidencing the converted shares of the Series AA Preferred Stock are delivered to the Corporation.

                  (d) Such conversion under Section 7(a) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AA Preferred to be converted. Shares of the Series AA Preferred to be so converted will be deemed to have been converted and cancelled on such date, and the Person or Persons entitled to receive the shares


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

of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (e) The Conversion Price shall be subject to adjustment in accordance with the following:

                           (i) In case the Corporation shall have at any time or from time to time after the Series AA Issue Date (1) paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (2) subdivided the outstanding shares of Common Stock, (3) combined the outstanding shares of Common Stock into a smaller number of shares of (4) issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Price shall be adjusted so that the holder of any shares of Series AA Preferred shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series AA Preferred Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series AA Preferred with the same benefits and securities as such holders would have received as holders of Common Stock if the Series AA Preferred had been converted into Common Stock at the Conversion Ratio on the Series AA Issue Date and such holders had continued to hold such Common Stock.

                           (ii) Except with respect to Excluded Securities, in case the Corporation shall have issued shares of Common Stock or any Common Stock Equivalents after the Series AA Issue Date at a price per share (or having a conversion, exercise or exchange price per share) less than $0.15 (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which would require adjustment pursuant to Section 7(e)), then, and in such event, the Conversion Price in effect on the day immediately prior to such issue shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) that is equal to such lower price per share (or conversion, exercise or exchange price) applicable to such newly issued shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, no adjustment pursuant to this paragraph 7(e)(ii), shall be made if the shares of Common Stock issuable upon conversion of the outstanding shares of Series AA Preferred may be sold pursuant to an effective registration statement under the Securities Act or by holders, without limitation as to the volume, pursuant to Rule 144.

                           (iii) In case the Corporation shall have at any time or from time to time after the Series AA Issue Date declared, ordered, paid or made a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph (f) and other than cash distributions subject to Section 3(e) provided the additional


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

         dividend contemplated by such Section shall have been paid to the holders of the Series AA Preferred, then the holders of the Series AA Preferred shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

                           (iv)  For  purposes  of  this  paragraph  (e) of this
         Section 7, the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock and/or Common Stock Equivalents shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. If the consideration received by the Corporation in connection with the sale or issuance of shares of Common Stock (or Common Stock Equivalents) consists, in whole or in part, of property other than cash or its equivalent, the value of such property shall be the Fair Market Value.

                           (v) For the  purposes of this  paragraph  (e) of this
         Section 7, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been fully converted, exercised or exchanged to the extent that such Common Stock Equivalents are vested and could be converted, exchanged or exercised (and for these purposes all of the Series AA Preferred shall be treated as if they had been fully converted into shares of Common Stock immediately prior to such issuance). In no event shall any shares to be issued because of an issuance described in (e)(ii) as a result of the operation of the antidilution provision of any securities outstanding prior to the issuance described in (e)(ii) of this Section 7 be taken into account in computing adjustments pursuant to Section 7 (e)(ii) hereof.

                  (f) The issuance of certificates for shares of Common Stock upon conversion of the Series AA Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series AA Preferred which is being converted.

                  (g) The Corporation will at no time close its transfer books against the transfer of any Series AA Preferred, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series AA Preferred, in any manner which interferes with the timely conversion of such Series AA Preferred, except as may otherwise be required to comply with applicable securities laws.

                  (h) If any event occurs as to which, in the opinion of the Board, the provisions of this Subsection 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series AA Preferred in accordance with the essential intent and principles of


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

such provisions, the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights of the holders of the Series AA Preferred.

                  (i) If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock of the Corporation but excluding any transaction for which provision for adjustment is otherwise made in this Subsection 7 (each of the foregoing, except as excluded as provided above, being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series AA Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series AA Preferred would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection 7, with respect to the rights and interest thereafter of the holders of the Series AA Preferred, to the end that the provisions set forth in this Subsection 7 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series AA Preferred. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series AA Preferred shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph (i) shall similarly apply to successive Transactions.

                  (j) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Subsection 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series AA Preferred against impairment.

                  (k) Upon the occurrence of each adjustment or readjustment of the Conversion Price and the Conversion Ratio pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series AA Preferred a certificate setting forth the amount of such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series AA Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series AA Preferred.


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

                  (l) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series AA Preferred a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) days prior to such record date.

                  (m) The Corporation shall, at or prior to the time of any conversion, take any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series AA Preferred. If, at the time of conversion, the Common Stock is listed on a national securities exchange, is designated as a "national market system security", or a "small cap market security" on the NASDAQ, the Corporation shall take all action necessary to cause the shares of Common Stock issuable upon conversion of the Series AA Preferred to be listed on such exchange or on the NASDAQ, subject to official notice of issuance.

         8. Reacquired Shares. Any shares of Series AA Preferred converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series AA Preferred shall be reissued by the Corporation.

         9. Definitions. In addition to any other terms defined herein, the following terms shall have the meanings indicated for purposes of this Certificate of Designations, Preferences and Rights.

                  "Beneficially Own" shall mean, with respect to any securities, having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                  "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open for business.

                  "Cause" means (a) gross negligence, willful misconduct, dishonesty or fraud, which in any event has a material adverse effect on the Corporation or its reputation, or (b) the conviction of a felony involving moral turpitude and which has a material adverse effect on the Corporation or its reputation.

                  "Common Stock Equivalent" means securities (including, without limitation, options, warrants and evidences of indebtedness) that are outstanding at the time of a determination that are directly or indirectly convertible into, or exchangeable or exercisable for, shares of Common Stock.

                  "Conversion Price" shall equal $0.20 at the Series AA Issue Date, and thereafter shall be subject to adjustment as provided in Section 7(e).

                  "Excluded Securities" means (i) options issued by the Corporation to a director, officer or employee of the Corporation pursuant to any stock option or similar plan (and any shares of Common Stock issuable thereunder) existing or outstanding as of the Series AA Issue Date or to the extent such arrangements are approved by the Board after the Series AA Issue Date, (ii) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalent outstanding as of the Series AA Issue Date, (iii) shares of Common Stock issuable upon conversion of a share of Series AA Preferred Stock, or (iv) shares of Common Stock the issuance of which is approved by the Board after the Series AA Issue Date provided the issue price thereof is not less than seventy-five percent (75%) of the then applicable Conversion Price.

                  "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company or other business entity, trust, unincorporated organization or government or any agency or political subdivisions thereof.

                  "Series AA Issue Date" means the first date on which shares of Series AA Preferred are issued.

                  "Series AA Liquidation Value" means (a) the Stated Value of the Series AA Preferred (or share of Series AA Preferred, as to any given share) plus (b) all accrued but unpaid compounded dividends on the Series AA Preferred (or such share).

                  "Stated Value" means $1.00 per share (subject to adjustment for stock dividends, stock splits, reclassifications, and other transactions which would require adjustment pursuant to Section 7(e).

                  "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                  "Trading Day" means a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.

                  IN WITNESS WHEREOF, 110 Media Group, Inc. has caused this Certificate of Designations, Preferences and Rights of Series AA Preferred Stock to be duly executed by its Chief Executive Officer this 30th day of November, 2004.

                                               110 MEDIA GROUP, INC.


                                               By: /s/ Raymond Barton
                                                   ----------------------------
                                                   Raymond Barton
                                                   Chief Executive Officer


                                      -10-